Exhibit 99.2

USAA AMCO EBITDA Bridge May 21, 2019

USAA AMCO EBITDA Bridge

Victory Capital

Adjusted EBITDA Bridge

($MM)	Notes	2017	2018
Net Income		**$24.3**	**$56.1**
Income Tax Expense		22.7	17.9
Income before Taxes (EBT)		47.0	74.0
Interest Income		0.0	0.0
Depreciation & Amortization [(1)]		9.4	13.0
EBITDA		**56.4**	**87.0**
Transaction-Related One Time Costs	A	1.2	3.1
Adj. to Reflect Stand Alone IM Business	B	72.8	61.7
Adjusted EBITDA Standalone IM Business		**130.4**	**151.8**
Expected Run Rate Cost Synergies	C		110.0
Adj. EBITDA incl. RR Cost Synergies			**261.8**

Commentary

A **Transaction-Related One Time Costs:** Includes transaction related professional fees, non-recurring consulting fees and transaction related retention bonus.

B **Adjustments to Reflect Standalone Investment Management ("IM") Business:** USAA today is a large, multi-business line and product set organization with significant infrastructure to support its 13.5 million members and product set. The investment management business has been allocated costs and infrastructure from USAA for certain shared services and corporate functions. Victory Capital has identified several key areas where cost allocations are not reflective of the standalone business. See the following page for a detailed breakdown.

C **Expected Run Rate Cost Synergies:** Expected cost synergies resulting from the integration of the USAA Asset Management Company onto Victory Capital's integrated multi-boutique platform.

Source: USAA provided financials, Victory Capital management estimates in conjunction with advisors.

1. Includes direct Depreciation & Amortization of $2.7MM in 2017 and 2018 as well as allocated Depreciation & Amortization of $6.6MM and $10.3MM for 2017 and 2018, respectively. All Depreciation & Amortization are captured in 'Data processing and communications' in the audited financial statements.

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USAA AMCO EBITDA Bridge

Victory Capital

Victory Capital and its advisors performed detailed benchmarking analyses of industry peers to evaluate USAA AMCO's cost base as a standalone entity

Adjustments to Reflect Standalone Investment Management Business

($MM)	Notes	2017	2018
Adjustments to Reflect Standalone IM Business			
Distribution, Sales and Marketing	A	$14.0	$8.2
Investments	B	(11.0)	(10.8)
IT Related Expenses	C	38.7	45.8
Corporate	D	32.4	21.5
Other		(1.3)	(3.0)
Total Adjustments to Reflect Standalone IM Business		**72.8**	**61.7**

Adjustment Commentary

A **Distribution Sales & Marketing:** Reduction of allocated costs to the investment management business associated with USAA corporate marketing and branding efforts to support the entire USAA product offering lineup (insurance, banking, brokerage and investments), and allocated sales and client service personnel, tools, and infrastructure to support all of USAA product offerings, offset by incremental negotiated distribution related costs related to assets distributed by USAA.

B **Investments:** Incremental costs of investments associated with identified individuals and support staff that provide services to the asset management business from USAA.

C **IT Related Expenses:** Reduction of allocated costs to the investment management business associated with information technology systems, server administration, infrastructure costs, engineering, application development, support and connectivity as part of a larger corporate organization with multiple business lines, product offerings and technology requirements.

D **Corporate:** Reduction of allocated costs to the investment management business associated with the personnel and expenditures for administration and operational functions (Operations, Settlement, Legal / Compliance, Risk, Human Resources, Accounting, Finance, Technology, Facilities, Marketing, Branding, Executive Oversight and Corporate Governance) as part of a larger corporate organization with multiple business lines, product offerings, and regulatory oversight.

Source: USAA provided financials, Victory Capital management estimates in conjunction with advisors.

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